TRITON INTERNATIONAL REPORTS THIRD QUARTER 2021 RESULTS AND
RAISES QUARTERLY DIVIDEND

Hamilton, Bermuda – October 26, 2021 – Triton International Limited (NYSE: TRTN) ("Triton")

Highlights:
•Net income attributable to common shareholders for the three months ended September 30, 2021 was $123.0 million or $1.83 per diluted share, which includes $42.7 million of make-whole and other debt termination costs primarily related to the prepayment of $648.9 million of senior secured institutional notes.
•Adjusted net income was $163.8 million or $2.43 per diluted share, an increase of 113.2% from the third quarter of 2020 and 13.6% from the second quarter of 2021.
•Trade volumes remained strong in the third quarter and continue to drive exceptional container demand and lease activity.
•On October 14, 2021, Triton announced the completion of its capital structure transition toward unsecured investment grade financing, which will lead to further financing and market advantages.
•Triton repurchased 0.4 million common shares during the third quarter, and has repurchased an additional 0.2 million common shares through October 22, 2021. Triton increased its share repurchase authorization to $200 million.
•Triton announced a 14% increase in its quarterly common share dividend to $0.65 per share payable on December 23, 2021 to shareholders of record as of December 9, 2021.

Financial Results
The following table summarizes Triton’s selected key financial information for the three and nine months ended September 30, 2021 and 2020 and the three months ended June 30, 2021.

	(in millions, except per share data)
	Three Months Ended,			Nine Months Ended,
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Total leasing revenues	$400.2	$369.8	$327.8	$1,116.7	$970.6

GAAP
Net income attributable to common shareholders	$123.0	$54.7	$45.9	$307.1	$173.2
Net income per share - Diluted	$1.83	$0.81	$0.67	$4.57	$2.48

Non-GAAP (1)
Adjusted net income	$163.8	$144.2	$78.1	$436.6	$205.2
Adjusted net income per share - Diluted	$2.43	$2.14	$1.14	$6.49	$2.93

Return on equity (2)	29.4%	26.6%	15.8%	27.1%	13.6%
(1)Refer to the "Use of Non-GAAP Financial Items" and "Non-GAAP Reconciliations of Adjusted Net Income" set forth below.
(2)Refer to the “Calculation of Return on Equity” set forth below.

Operating Performance
"Triton achieved record performance again in the third quarter of 2021," commented Brian M. Sondey, Chief Executive Officer of Triton. "We generated $2.43 of Adjusted earnings per share, an increase of 13.6% from the second quarter. The sequential increase in earnings was primarily driven by an increase in our leasing margin due to our strong leasing activity and a reduction in our average effective interest rate. We also achieved an annualized Return on equity of 29.4%."

"Triton's outstanding results in the third quarter reflect our success in capturing the many opportunities presented by very strong market conditions. Trade volumes remain strong and we continue to see incremental demand for containers due to operational disruptions that are slowing our customers' container turn-times. Our utilization increased to 99.6% as of September 30, 2021 and currently remains at this level. New container prices and market lease rates remained near record levels in the third quarter. Our average selling prices for used dry containers also remained exceptionally high, allowing us to generate sizable disposal gains despite very low off-hire and disposal volumes."

"Triton has invested heavily in new containers this year to support our customers. Shipping lines have added record numbers of new containers to their fleets to meet the demands created by the strong trade volumes and operational challenges, and Triton has secured a meaningful share of leasing transactions due to our industry-leading supply capability and our strong reputation for reliability. Triton has purchased over $3.4 billion of containers for delivery in 2021. $1.0 billion of these containers were placed on-hire during the third quarter, and $2.7 billion have been put on-hire through September 30, 2021. Further container orders in the third quarter were limited as delivery timing pushed past the peak season, but we estimate that our existing orders will translate to nearly 30% asset growth for Triton in 2021."

"Triton is highly focused on locking-in long-term benefits from the exceptional current environment. The average lease duration for containers ordered in 2021 is 13 years and the overall average remaining duration of our long-term lease portfolio has extended to 59 months. The very large block of new containers on attractively priced long-term leases and extended lease durations for our container fleet will provide strong foundations to our profitability and cash flow for years to come."

"Triton recently announced that we successfully transitioned our capital structure toward unsecured investment grade financing. We anticipate the unsecured investment grade financing market will provide more financial flexibility and greater access to deep and efficient capital. As part of this transition, we have prepaid the remaining institutional notes and incurred a charge of $42.7 million in the third quarter, most of which we expect to recover over the next several years. These financing benefits should further extend the scale, cost, and capability advantages we have in our market."

Outlook
Mr. Sondey continued, "We have a significant amount of momentum as we head toward the end of the year, and we have made durable enhancements to our business that will support our financial performance into the longer term. Our customers are anticipating elevated trade volumes and operational challenges will extend well into 2022. New container prices, used container prices and market lease rates remain near record levels, and all of our key performance metrics are exceptionally strong. We have added over $4.0 billion of assets since the summer of 2020 on high-value, very long-duration leases which has created a strong and lasting foundation for our cash flow. We anticipate returning to more normal levels of investment now that we are past the peak shipping season, and expect to shift some of our strong cash flow to other drivers of shareholder value. We are increasing our quarterly dividend by 14% which follows a 10% dividend increase in October of 2020, and we have increased our share repurchase authorization to $200 million. These capital actions reflect the significant growth and durability of our earnings as we have locked in the benefits of the current market conditions with high value, long duration leases."

"We expect our Adjusted EPS in the fourth quarter of 2021 will increase slightly from the record level we achieved in the third quarter. We expect our leasing margin will continue to increase due to ongoing pick up activity and as we benefit from a full quarter of revenue from the large number of containers picked-up during the third quarter. We will also benefit from a lower average effective interest rate resulting from the prepayment of the remaining institutional notes. We expect this increase in leasing margin will be partially offset by lower disposal gains driven by very low drop-off and disposal volumes. Looking further forward, we expect our profitability and cash flows will remain at very high levels due to the durable benefits from our strong leasing activity this year, and we expect our net book value per share will increase rapidly due to our strong return on equity."

Common Share Dividends
Triton’s Board of Directors has declared a $0.65 per share quarterly cash dividend on its issued and outstanding common shares, payable on December 23, 2021 to shareholders of record at the close of business on December 9, 2021.

Share Repurchase Update
Triton repurchased 0.4 million common shares in the third quarter of 2021, and repurchased an additional 0.2 million common shares through October 22, 2021. Triton's Board of Directors has increased its share repurchase authorization to $200 million.

Preferred Shares
Triton issued $175.0 million of Series E perpetual preference shares at a dividend rate of 5.750% on August 18, 2021.

The Company's Board of Directors also declared a cash dividend payable on December 15, 2021 to holders of record at the close of business on December 8, 2021 on its issued and outstanding preferred shares as follows:

Preferred Share Series	Dividend Rate	Dividend Per Share
Series A Preferred Shares (NYSE:TRTNPRA)	8.500%	$0.5312500
Series B Preferred Shares (NYSE:TRTNPRB)	8.000%	$0.5000000
Series C Preferred Shares (NYSE:TRTNPRC)	7.375%	$0.4609375
Series D Preferred Shares (NYSE:TRTNPRD)	6.875%	$0.4296875
Series E Preferred Shares (NYSE:TRTNPRE)	5.750%	$0.3593750

2021 Investor Day
Triton will be hosting a Virtual Investor Day beginning at 10:30 a.m. (New York time) on Wednesday, November 17, 2021. During the event, the Triton management team will provide a detailed discussion of current market trends, Triton's performance, how Triton has locked-in long-term benefits from the current exceptional market, and its focus on driving shareholder value, followed by a Q&A session. To pre-register for the event, access the live video webcast on the day of the event, or to view an archived replay, please visit the Investors section of Triton’s website at http://www.trtn.com. The registration link can be found in Upcoming Events within the News and Events tab.

Third Quarter 2021 Investor Webcast
Triton will hold a Webcast at 8:30 a.m. (New York time) on Tuesday, October 26, 2021 to discuss its third quarter results. To listen by phone, please dial 1-877-418-5277 (domestic) or 1-412-717-9592 (international) approximately 15 minutes prior to the start time and reference the Triton International Limited conference call. To access the live Webcast please visit Triton's website at http://www.trtn.com. An archive of the Webcast will be available one hour after the live call.

About Triton International Limited
Triton International Limited is the world’s largest lessor of intermodal freight containers. With a container fleet of 7.1 million twenty-foot equivalent units ("TEU"), Triton’s global operations include acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers and chassis.

Contact
Andrew Greenberg
Senior Vice President
Business Development & Investor Relations
(914) 697-2900

Utilization, Fleet, and Leasing Revenue Information

The following table summarizes the equipment fleet utilization for the periods indicated:

	Quarter Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Average Utilization (1)	99.6%	99.4%	99.1%	98.1%	96.1%
Ending Utilization (1)	99.6%	99.5%	99.3%	98.9%	97.4%
(1)Utilization is computed by dividing total units on lease (in CEU) by the total units in our fleet (in CEU), excluding new units not yet leased and off-hire units designated for sale.

The following table summarizes the equipment fleet as of September 30, 2021, December 31, 2020 and September 30, 2020 (in units, TEUs and CEUs):

	Equipment Fleet in Units			Equipment Fleet in TEU
	September 30, 2021	December 31, 2020	September 30, 2020	September 30, 2021	December 31, 2020	September 30, 2020
Dry	3,748,654	3,295,908	3,220,631	6,351,083	5,466,421	5,306,071
Refrigerated	239,328	227,519	226,627	464,465	439,956	437,886
Special	92,458	93,885	93,639	168,951	170,792	170,471
Tank	11,591	11,312	11,153	11,591	11,312	11,153
Chassis	24,381	24,781	24,916	44,726	45,188	45,380
Equipment leasing fleet	4,116,412	3,653,405	3,576,966	7,040,816	6,133,669	5,970,961
Equipment trading fleet	55,299	64,243	72,444	86,598	98,991	111,369
Total	4,171,711	3,717,648	3,649,410	7,127,414	6,232,660	6,082,330

	Equipment in CEU(1)
	September 30, 2021	December 31, 2020	September 30, 2020
Operating leases	7,294,503	6,649,350	6,492,628
Finance leases	494,839	295,784	308,513
Equipment trading fleet	83,976	98,420	109,469
Total	7,873,318	7,043,554	6,910,610
(1)In the equipment fleet tables above, we have included total fleet count information based on CEU. CEU is a ratio used to convert the actual number of containers in our fleet to a figure based on the relative purchase prices of our various equipment types to that of a 20-foot dry container. For example, the CEU ratio for a 40-foot high cube dry container is 1.70, and a 40-foot high cube refrigerated container is 7.50. These factors may differ slightly from CEU ratios used by others in the industry.

The following table summarizes our leasing revenue for the periods indicated (in thousands):

	Three Months Ended,
	September 30, 2021	June 30, 2021	September 30, 2020
Operating leases
Per diem revenues	$377,234	$353,277	$304,510
Fee and ancillary revenues	7,987	7,582	15,842
Total operating lease revenues	385,221	360,859	320,352
Finance leases	14,970	8,925	7,405
Total leasing revenues	$400,191	$369,784	$327,757

Important Cautionary Information Regarding Forward-Looking Statements

Certain statements in this release, other than purely historical information, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that include the words "expect," "intend," "plan," "seek," "believe," "project," "predict," "anticipate," "potential," "will," "may," "would" and similar statements of a future or forward-looking nature may be used to identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond Triton's control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements.

These factors include, without limitation, economic, business, competitive, market and regulatory conditions and the following: the impact of COVID-19 on our business and financial results; decreases in the demand for leased containers; decreases in market leasing rates for containers; difficulties in re-leasing containers after their initial fixed-term leases; our customers' decisions to buy rather than lease containers; our dependence on a limited number of customers and suppliers; customer defaults; decreases in the selling prices of used containers; extensive competition in the container leasing industry; difficulties stemming from the international nature of our business; decreases in demand for international trade; disruption to our operations resulting from the political and economic policies of the United States and other countries, particularly China, including but not limited to, the impact of trade wars, duties and tariffs; disruption to our operations from failures of, or attacks on, our information technology systems; disruption to our operations as a result of natural disasters; compliance with laws and regulations related to economic and trade sanctions, security, anti-terrorism, environmental protection and corruption; the availability and cost of capital; restrictions imposed by the terms of our debt agreements; changes in tax laws in Bermuda, the United States and other countries; and other risks and uncertainties, including those risk factors set forth in the section entitled "Risk Factors" in our Form 10-K filed with the Securities and Exchange Commission ("SEC"), on February 16, 2021, in any Form 10-Q filed or to be filed by Triton, and in other documents we file with the SEC from time to time.

The foregoing list of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere. Any forward-looking statements made herein are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on Triton or its business or operations. Except to the extent required by applicable law, we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

-Financial Tables Follow-

TRITON INTERNATIONAL LIMITED
Consolidated Balance Sheets
(In thousands, except share data)
(Unaudited)

	September 30, 2021	December 31, 2020
ASSETS:
Leasing equipment, net of accumulated depreciation of $3,782,025 and $3,370,652	$10,297,985	$8,630,696
Net investment in finance leases	1,016,298	282,131
Equipment held for sale	50,447	67,311
Revenue earning assets	11,364,730	8,980,138
Cash and cash equivalents	118,972	61,512
Restricted cash	90,397	90,484
Accounts receivable, net of allowances of $1,250 and $2,192	298,036	226,090
Goodwill	236,665	236,665
Lease intangibles, net of accumulated amortization of $277,631 and $264,791	20,826	33,666
Other assets	66,343	83,969
Fair value of derivative instruments	5,631	9
Total assets	$12,201,600	$9,712,533
LIABILITIES AND SHAREHOLDERS' EQUITY:
Equipment purchases payable	$406,510	$191,777
Fair value of derivative instruments	66,313	128,872
Accounts payable and other accrued expenses	141,677	95,235
Net deferred income tax liability	366,990	327,431
Debt, net of unamortized costs of $62,630 and $42,747	8,241,240	6,403,270
Total liabilities	9,222,730	7,146,585

Shareholders' equity:
Preferred shares, $0.01 par value, at liquidation preference	730,000	555,000
Common shares, $0.01 par value, 270,000,000 shares authorized, 81,296,359 and 81,151,723 shares issued, respectively	813	812
Undesignated shares, $0.01 par value, 800,000 and 7,800,000 shares authorized, respectively, no shares issued and outstanding	—	—
Treasury shares, at cost, 14,280,091 and 13,901,326 shares, respectively	(456,218)	(436,822)
Additional paid-in capital	902,265	905,323
Accumulated earnings	1,866,645	1,674,670
Accumulated other comprehensive income (loss)	(64,635)	(133,035)
Total shareholders' equity	2,978,870	2,565,948
Total liabilities and shareholders' equity	$12,201,600	$9,712,533

TRITON INTERNATIONAL LIMITED
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Leasing revenues:
Operating leases	$385,221	$320,352	$1,085,874	$946,579
Finance leases	14,970	7,405	30,844	24,043
Total leasing revenues	400,191	327,757	1,116,718	970,622

Equipment trading revenues	44,418	26,094	103,546	58,377
Equipment trading expenses	(35,255)	(22,225)	(75,516)	(50,555)
Trading margin	9,163	3,869	28,030	7,822

Net gain on sale of leasing equipment	25,606	10,737	78,964	19,351

Operating expenses:
Depreciation and amortization	163,493	136,248	460,856	402,235
Direct operating expenses	5,539	25,992	21,246	78,859
Administrative expenses	21,426	21,395	65,326	61,092
Provision (reversal) for doubtful accounts	23	(45)	(2,467)	4,608
Total operating expenses	190,481	183,590	544,961	546,794
Operating income (loss)	244,479	158,773	678,751	451,001
Other expenses:
Interest and debt expense	54,728	62,776	169,355	198,652
Debt termination expense	42,660	24,345	132,523	24,376
Other (income) expense, net	(453)	(631)	(1,195)	(4,179)
Total other expenses	96,935	86,490	300,683	218,849
Income (loss) before income taxes	147,544	72,283	378,068	232,152
Income tax expense (benefit)	12,812	15,825	38,281	28,070
Net income (loss)	$134,732	$56,458	$339,787	$204,082
Less: dividend on preferred shares	11,687	10,512	32,713	30,850
Net income (loss) attributable to common shareholders	$123,045	$45,946	$307,074	$173,232
Net income per common share—Basic	$1.84	$0.67	$4.59	$2.49
Net income per common share—Diluted	$1.83	$0.67	$4.57	$2.48
Cash dividends paid per common share	$0.57	$0.52	$1.71	$1.56
Weighted average number of common shares outstanding—Basic	66,919	68,223	66,935	69,693
Dilutive restricted shares	372	359	308	289
Weighted average number of common shares outstanding—Diluted	67,291	68,582	67,243	69,982

TRITON INTERNATIONAL LIMITED
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	September 30, 2021	September 30, 2020
Cash flows from operating activities:
Net income (loss)	$339,787	$204,082
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	460,856	402,235
Amortization of deferred debt cost and other debt related amortization	7,872	10,789
Lease related amortization	13,703	18,358
Share-based compensation expense	7,259	7,919
Net (gain) loss on sale of leasing equipment	(78,964)	(19,351)
Unrealized (gain) loss on derivative instruments	—	286
Debt termination expense	132,523	24,376
Deferred income taxes	36,073	28,441
Changes in operating assets and liabilities:
Accounts receivable	(63,919)	(7,325)
Deferred revenue	63,944	640
Accounts payable and other accrued expenses	(9,098)	(8,832)
Net equipment sold (purchased) for resale activity	4,938	5,185
Cash collections on finance lease receivables, net of income earned	49,170	60,273
Other assets	17,294	(44,735)
Net cash provided by (used in) operating activities	986,919	682,341
Cash flows from investing activities:
Purchases of leasing equipment and investments in finance leases	(2,791,943)	(354,425)
Proceeds from sale of equipment, net of selling costs	165,066	182,819
Other	—	(183)
Net cash provided by (used in) investing activities	(2,626,877)	(171,789)
Cash flows from financing activities:
Issuance of preferred shares, net of underwriting discount	169,488	145,275
Purchases of treasury shares	(16,757)	(107,186)
Redemption of common shares for withholding taxes	(4,146)	(2,156)
Debt issuance costs	(35,996)	(22,588)
Borrowings under debt facilities	7,713,006	3,297,445
Payments under debt facilities and finance lease obligations	(5,981,155)	(3,514,140)
Dividends paid on preferred shares	(32,293)	(30,420)
Dividends paid on common shares	(114,484)	(108,421)
Other	(332)	(590)
Net cash provided by (used in) financing activities	1,697,331	(342,781)
Net increase (decrease) in cash, cash equivalents and restricted cash	$57,373	$167,771
Cash, cash equivalents and restricted cash, beginning of period	151,996	168,972
Cash, cash equivalents and restricted cash, end of period	$209,369	$336,743
Supplemental disclosures:
Interest paid	$153,812	$181,576
Income taxes paid (refunded)	$4,639	$440
Right-of-use asset for leased property	$1,598	$196
Supplemental non-cash investing activities:
Equipment purchases payable	$406,510	$96,798

Use of Non-GAAP Financial Items

We use the terms "Adjusted net income" and Return on equity throughout this press release.

Adjusted net income and Return on equity are not items presented in accordance with U.S. GAAP and should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with U.S. GAAP, including net income.

Adjusted net income is adjusted for certain items management believes are not representative of our operating performance. Adjusted net income is defined as net income attributable to common shareholders excluding debt termination expenses net of tax, unrealized gains and losses on derivative instruments net of tax, and foreign and other income tax adjustments.

We believe that Adjusted net income is useful to an investor in evaluating our operating performance because this item:

•is widely used by securities analysts and investors to measure a company's operating performance;

•helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future; and

•is used by our management for various purposes, including as measures of operating performance and liquidity, to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

We have provided a reconciliation of net income attributable to common shareholders, the most directly comparable U.S. GAAP measure, to Adjusted net income in the table below for the three months ended September 30, 2021, June 30, 2021, and September 30, 2020 and for the nine months ended September 30, 2021 and September 30, 2020.

Additionally, the calculation for return on equity is adjusted annualized earnings divided by average shareholders' equity. Management utilizes return on equity in evaluating how much profit the Company generates on the shareholders' equity in the Company and believes it is useful for comparing the profitability of companies in the same industry.

TRITON INTERNATIONAL LIMITED Non-GAAP Reconciliations of Adjusted Net Income (In thousands, except per share amounts)

	Three Months Ended,			Nine Months Ended,
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net income attributable to common shareholders	$123,045	$54,704	$45,946	$307,074	$173,232
Add (subtract):
Unrealized loss (gain) on derivative instruments, net	—	—	—	—	282
Debt termination expense	41,214	89,485	21,140	130,699	21,164
State and other income tax adjustments	(496)	—	2,341	(496)	2,256
Tax benefit from vesting of restricted shares	—	—	—	(643)	(390)
Tax adjustments related to intra-entity asset transfer	—	—	8,629		8,629
Adjusted net income	$163,763	$144,189	$78,056	$436,634	$205,173
Adjusted net income per common share—Diluted	$2.43	$2.14	$1.14	$6.49	$2.93
Weighted average number of common shares outstanding—Diluted	67,291	67,282	68,582	67,243	69,982

TRITON INTERNATIONAL LIMITED Calculation of Return on Equity (In thousands)

	Three Months Ended,			Nine Months Ended,
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Adjusted net income	$163,763	$144,189	$78,056	$436,634	$205,173
Annualized Adjusted net income (1)	649,712	578,340	309,679	583,778	274,063

Average Shareholders' equity (2)(3)	$2,210,474	$2,170,698	$1,958,920	$2,150,303	$2,010,082

Return on equity	29.4%	26.6%	15.8%	27.1%	13.6%
(1)Annualized Adjusted net income was calculated based on calendar days per quarter.
(2)Average Shareholders' equity was calculated using the quarter’s beginning and ending Shareholder’s equity for the three-month ended periods, and the ending Shareholder's equity from each quarter in the current year and December 31 of the previous year for the nine month ended periods.
(3)Average Shareholders' equity was adjusted to exclude preferred shares.